Exhibit 99.1

News Release	Acuity Brands, Inc.
1170 Peachtree Street, NE
Suite 2400
Atlanta, GA 30309

Tel: 404 853 1400
Fax: 404 853 1430

AcuityBrands.com

Company Contact:

Dan Smith

Acuity Brands, Inc.

(404) 853-1423

Acuity Brands Reports Record Third Quarter Results

ATLANTA – July 2, 2008 – Acuity Brands, Inc. (NYSE: AYI) today announced record results for the third quarter of fiscal 2008, including a 29 percent increase in diluted earnings per share (EPS) from continuing operations of $1.01 compared with $0.78 for the prior year period. Income from continuing operations for the third quarter of fiscal 2008 rose 21 percent to $41.7 million compared with $34.3 million for the prior year third quarter. Prior year’s third quarter EPS from continuing operations included $0.10 from a pre-tax gain of $6.6 million for a favorable legal settlement at Acuity Brands Lighting related to a long-standing commercial dispute. Excluding the favorable legal settlement in the prior year, 2008 third quarter diluted EPS increased 49 percent versus the year ago period while income from continuing operations rose 39 percent. The Company generated record third quarter net sales of $512.4 million, a 2 percent increase over $502.4 million reported in the year-ago period.

Vernon J. Nagel, Chairman, President, and Chief Executive Officer of Acuity Brands remarked, “We are very pleased to report record year-over-year results from continuing operations for the 13th quarter in a row. Our strong third quarter earnings performance reflects continuing benefits from programs to introduce new and innovative products, enhance customer service, and increase productivity. The results are even more impressive given the turbulent economic conditions which prevail in the residential home market and new store construction for certain retail channels. We believe weak demand in these two areas reduced our growth in net sales by approximately four percentage points.”

The results for both periods exclude the specialty chemicals business, which was spun off to the shareholders of Acuity Brands on October 31, 2007 as Zep Inc. The historical results of the specialty chemicals business are now reported in discontinued operations of the Company.

The year-over-year increase in net sales reflects more favorable pricing and an enhanced mix of products sold, highlighted by greater shipments of the Company’s proprietary energy-efficient fixtures for new construction and the relighting of existing non-residential buildings. Net sales from the prior year’s acquisition

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of Mark Architectural Lighting and favorable foreign currency translation of international sales each contributed approximately one percentage point to the year-over-year growth in net sales. The Company estimates that total net sales growth was negatively impacted by four percentage points in the current quarter versus the year ago period as a result of lower shipment volumes for residential related fixtures and for new store construction in certain retail channels. Additionally, the Company estimates that year-over-year net sales growth in other segments of the non-residential market approximated 4 percent and was due primarily from pricing actions and an enhanced mix of products sold, while unit volumes were essentially flat.

Operating profit for the third quarter of fiscal 2008 was $71.7 million, or 14.0 percent of net sales, as compared to prior year’s $59.7 million, or 11.9 percent of net sales. The year-over-year 210 basis point improvement in operating profit margin was due primarily to a better mix of products sold driven by new products, more favorable pricing, and improved productivity. Excluding the gain from the favorable legal settlement in the prior year, the operating profit margin rose 340 basis points year-over-year.

The Company also achieved record results for the first nine months of fiscal year 2008 including diluted EPS from continuing operations, income from continuing operations, and net sales. Diluted earnings per share from continuing operations for the nine months ended May 31, 2008 was $2.55, an increase of 30 percent compared to $1.96 for the prior year period. Income from continuing operations for the first nine months of fiscal 2008 rose to $106.7 million, an increase of 24 percent versus the year-ago period, while net sales climbed 6 percent to $1,503.9 million. Results for the first nine months of fiscal 2008 include a special charge of $14.6 million, or $0.21 per diluted share, recorded in the first quarter. The special charge relates to actions to streamline and simplify the Company’s organizational structure and operations as a result of the spin-off of Zep Inc. The Company expects to realize annual cost savings of approximately $14 million as a result of its reorganization efforts. The full benefits are expected to be realized beginning in the first quarter of fiscal 2009.

Acuity Brands completed the spin-off of Zep Inc. on October 31, 2007. Therefore, the Company reflects the results of Zep Inc. as a discontinued operation reported as a one-line item on the income statement. For the first nine months of fiscal 2008, the Company reported a loss from discontinued operations of $0.4 million, or $0.01 per diluted share, compared to the prior year’s first nine months income of $10.8 million, or $0.25 per diluted share. Income from discontinued operations for the first nine months of fiscal 2008 includes non-tax-deductible spin-off costs of $5.5 million, or $0.13 per diluted share, primarily for legal and professional fees.

Including the results of discontinued operations, the Company reported diluted EPS of $1.00 for the third quarter of fiscal 2008, or $41.1 million of net income, compared to diluted EPS of $0.88 for the third quarter of fiscal 2007, or $38.7 million of net income. Including the results of discontinued operations, the Company reported diluted EPS of $2.54 for the first nine months of fiscal 2008, or $106.4 million of net income, compared to diluted EPS of $2.20 for the first nine months of fiscal 2007, or $96.6 million of net income.

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Cash and cash equivalents at the end of the third quarter totaled $216.3 million, an increase of $2.6 million from the $213.7 million at the beginning of the fiscal year. During the nine months ending May 31, 2008, the Company repurchased approximately 3.0 million shares of outstanding common stock at a cost of approximately $131 million. Stock repurchases were partially funded by a $58.4 million net cash dividend received from Zep Inc., which includes $62.5 million received from Zep Inc. prior to the spin-off that was partially offset by $4.1 million paid to Zep Inc. during the third quarter of fiscal 2008 in accordance with the terms of the spin-off distribution agreement.

Outlook

Mr. Nagel commented, “Looking ahead, various leading indicators such as employment, housing demand, consumer sentiment, bank lending standards, and commodity prices are signaling a slowdown in future non-residential construction activity, our primary market. Accordingly, we anticipate unit sales growth to be challenging for the remainder of fiscal year 2008 and into 2009. The Company’s backlog at May 31, 2008 was approximately $182 million, down 4 percent compared with the prior year. While positive factors such as a decline in past due orders and reduced lead times resulting from our improved delivery performance contributed to this decline, we have experienced modest softness in incoming orders over the past couple of months and expect them to remain soft for the foreseeable future. In addition, we expect to experience pressure on gross margins in the fourth quarter as a result of significant increases in commodity costs such as steel, aluminum, plastics, and copper as well as higher freight costs due to the significant rise in the price of diesel fuel.

“Despite these near-term economic challenges, we see opportunity for continued performance improvement allowing us to meet or exceed our long-term financial goals including annual operating margin expansion, earnings growth, and cash flow generation. We believe these opportunities exist as a result of our ongoing efforts to provide customers with superior value propositions, the creation of new and innovative products and services, and the expansion into new markets. We continue to invest and deploy resources to capitalize on growth opportunities in the renovation and relighting markets offering new proprietary energy-saving products and services to our customers while also providing an aesthetically superior lighting environment. We also see growth opportunities by furthering our market presence, such as our expansion into the New York City metropolitan area where we have historically had limited participation in this large and dynamic market.”

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Mr. Nagel concluded, “Looking beyond 2008, we remain positive about our future performance. Clearly, headwinds that prevail in certain markets will influence demand and escalating commodity costs are worrisome. While we announced a price increase ranging between three and ten percent effective in early May, we expect to announce additional price increases to help offset rising commodity prices. We intend to maintain our disciplined approach to pricing to recover increases in costs and to earn appropriate margins for our differentiated products and services. Additionally, we expect to realize benefits from our on-going initiatives to introduce new and innovative products, improve productivity, and contain costs. Our past and future actions to create value for our customers, to invest in our associates to be more customer-focused and productive, and to more effectively deploy assets to generate greater returns for our shareholders should enhance the Company’s opportunity to prosper over the long-term.”

Non-GAAP Financial Comparisons

Acuity Brands’ management included in the above news release year-over-year comparisons of third quarter diluted EPS, income from continuing operations, and operating profit margin excluding the impact of the prior year’s third quarter gain resulting from a favorable legal settlement. The comparisons are computed using non-GAAP financial measures, however, management has provided such comparisons to enhance the user’s overall understanding of the Company’s current financial performance and prospects for the future. Specifically, management believes the non-GAAP financial comparisons provide useful information to investors by excluding or adjusting certain items affecting reported operating results that were unusual and not indicative of the Company’s core operating results. The non-GAAP financial comparisons should be considered in addition to, and not as a substitute for or superior to, results prepared in accordance with GAAP. The non-GAAP financial comparisons included in this news release have been reconciled to the nearest GAAP measures in the following financial statement tables.

Please see the Company’s Form 10-Q filed with the Securities and Exchange Commission today for more information on the results for the third quarter of fiscal 2008. You may access the 10-Q through the Company’s website at www.acuitybrands.com.

Conference Call

As previously announced, the Company will host a conference call to discuss third quarter results today at 10:00 a.m. ET. Interested parties may listen to this call live today or hear a replay at the Company’s Web site: www.acuitybrands.com.

Acuity Brands, Inc. owns and operates Acuity Brands Lighting, Inc. and Acuity Brands Technology Services, Inc. With fiscal year 2007 net sales of approximately $2.0 billion, Acuity Brands Lighting and Acuity Brands

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Technology Services combined are one of the world’s leading providers of lighting fixtures and related products and services and include brands such as Lithonia Lighting®, Holophane®, Peerless®, Mark Architectural Lighting™, Hydrel®, American Electric Lighting®, Gotham®, Carandini®, SpecLight®, MetalOptics®, Antique Street Lamps™, Synergy® Lighting Controls, SAERIS™, and ROAM®. Headquartered in Atlanta, Georgia, Acuity Brands employs approximately 7,000 associates and has operations throughout North America and in Europe and Asia.

Forward-Looking Statements

This release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that may be considered forward-looking include statements incorporating terms such as “expects,” “believes,” “intends,” “anticipates,” “may,” “see,” and similar terms that relate to future events, performance, or results of the Company and specifically include statements made in this press release regarding: (a) realization of annual cost savings of approximately $14 million as a result of the Company’s reorganization efforts; (b) opportunity for continued performance improvement including annual operating margin expansion, earnings growth, and cash flow generation; (c) growth opportunities by furthering the Company’s market presence including the recent expansion into the New York City metropolitan area; (d) intentions to maintain the Company’s disciplined approach to pricing to recover increases in costs and to earn appropriate margins for its differentiated products and services; and (e) realization of benefits from on-going initiatives to introduce new and innovative products, improve productivity, and contain costs. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from the historical experience of Acuity Brands and management’s present expectations or projections. These risks and uncertainties include, but are not limited to, customer and supplier relationships and prices; competition; ability to realize anticipated benefits from initiatives taken and timing of benefits; market demand; litigation and other contingent liabilities; and economic, political, governmental, and technological factors affecting the Company. Please see the other risk factors more fully described in the Company’s SEC filings including the Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on July 2, 2008. A variety of other risks and uncertainties are discussed in the Company’s filings with the SEC, including the risks discussed in Part I, “Item 1a. Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended August 31, 2007. The discussion of those risks is specifically incorporated herein by reference. Management believes these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. Further, forward-looking statements speak only as of the date they are made, and management undertakes no obligation to update publicly any of them in light of new information or future events.

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ACUITY BRANDS, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per-share data)

	MAY 31, 2008	AUGUST 31, 2007
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$216,314	$213,674
Accounts receivable, less reserve for doubtful accounts of $1,723 at May 31, 2008 and $1,361 at August 31, 2007	288,725	295,544
Inventories	150,294	146,536
Deferred income taxes	19,836	14,773
Prepayments and other current assets	31,209	38,853
Current assets related to discontinued operations	—	158,182

Total Current Assets	706,378	867,562

Property, Plant, and Equipment, at cost:
Land	9,585	9,286
Buildings and leasehold improvements	126,984	121,327
Machinery and equipment	330,638	314,030

Total Property, Plant, and Equipment	467,207	444,643
Less - Accumulated depreciation and amortization	303,040	282,632

Property, Plant, and Equipment, net	164,167	162,011

Other Assets:
Goodwill	354,368	352,945
Intangible assets	119,948	118,774
Deferred income taxes	3,783	1,731
Defined benefit plan intangible assets	2,587	2,587
Other long-term assets	14,809	22,274
Long-term assets related to discontinued operations	—	89,983

Total Other Assets	495,495	588,294

Total Assets	$1,366,040	$1,617,867

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current maturities of long-term debt	$159,972	$—
Accounts payable	188,683	210,402
Accrued compensation	58,386	64,147
Accrued pension liabilities, current	1,268	1,268
Other accrued liabilities	87,770	109,944
Current liabilities related to discontinued operations	—	84,635

Total Current Liabilities	496,079	470,396
Long-Term Debt	203,949	363,877

Accrued Pension Liabilities, less current portion	21,474	22,043

Deferred Income Taxes	28,115	17,437

Self-Insurance Reserves, less current portion	9,738	8,657

Other Long-Term Liabilities	41,284	44,167

Long-Term Liabilities related to discontinued operations	—	19,324

Commitments and Contingencies Stockholders’ Equity:
Preferred stock, $0.01 par value; 50,000,000 shares authorized; none issued	—	—
Common stock, $0.01 par value; 500,000,000 shares authorized; 49,648,601 issued and 40,648,601 outstanding at May 31, 2008; and 49,323,225 issued and 43,314,625 outstanding at August 31, 2007	496	493
Paid-in capital	623,885	611,701
Retained earnings	329,616	313,850
Accumulated other comprehensive loss	(12,636)	(9,513)
Treasury stock, at cost, 9,000,000 shares at May 31, 2008 and 6,008,600 at August 31, 2007	(375,960)	(244,565)

Total Stockholders’ Equity	565,401	671,966

Total Liabilities and Stockholders’ Equity	$1,366,040	$1,617,867

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ACUITY BRANDS, INC.

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(In thousands, except per-share data)

	THREE MONTHS ENDED MAY 31,		NINE MONTHS ENDED MAY 31,
	2008	2007	2008	2007
Net Sales	$512,438	$502,429	$1,503,887	$1,424,380
Cost of Products Sold	304,246	313,780	900,470	890,220

Gross Profit	208,192	188,649	603,417	534,160
Selling, Distribution, and Administrative Expenses	136,488	128,965	401,440	381,278
Special Charge	—	—	14,638	—

Operating Profit	71,704	59,684	187,339	152,882
Other Expense (Income):
Interest expense, net	7,174	7,284	21,274	23,134
Miscellaneous expense (income), net	1,592	(277)	1,476	(79)

Total Other Expense	8,766	7,007	22,750	23,055

Income from Continuing Operations before Provision for Income Taxes	62,938	52,677	164,589	129,827
Provision for Income Taxes	21,280	18,363	57,862	44,007

Income from Continuing Operations	41,658	34,314	106,727	85,820
Income (Loss) from Discontinued Operations	(525)	4,362	(377)	10,781

Net Income	$41,133	$38,676	$106,350	$96,601

Earnings Per Share:
Basic Earnings per Share from Continuing Operations	$1.04	$0.80	$2.61	$2.02
Basic Earnings (Loss) per Share from Discontinued Operations	(0.01)	0.10	(0.01)	0.25

Basic Earnings per Share	$1.03	$0.90	$2.60	$2.27

Basic Weighted Average Number of Shares Outstanding	40,190	42,861	40,865	42,535

Diluted Earnings per Share from Continuing Operations	$1.01	$0.78	$2.55	$1.96
Diluted Earnings (Loss) per Share from Discontinued Operations	(0.01)	0.10	(0.01)	0.25

Diluted Earnings per Share	$1.00	$0.88	$2.54	$2.20

Diluted Weighted Average Number of Shares Outstanding	41,247	44,118	41,825	43,859

Dividends Declared per Share	$0.13	$0.15	$0.41	$0.45

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ACUITY BRANDS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(In thousands)

	NINE MONTHS ENDED MAY 31,
	2008	2007
Cash Provided by (Used for) Operating Activities:
Net income	$106,350	$96,601
Less: Income (Loss) from Discontinued Operations	(377)	10,781

Income from Continuing Operations	106,727	85,820
Adjustments to reconcile net income to net cash provided by (used for) operating activities:
Depreciation and amortization	24,808	23,283
Excess tax benefits from share-based payments	(4,696)	(14,265)
(Gain)/Loss on the sale or disposal of property, plant, and equipment	(22)	12
Deferred income taxes	3,563	2,087
Other non-cash items	3,281	5,923
Change in assets and liabilities, net of effect of acquisitions and divestitures:
Accounts receivable	6,819	(3,138)
Inventories	(3,758)	6,487
Prepayments and other current assets	7,644	(4,718)
Accounts payable	(21,719)	(8,720)
Other current liabilities	(20,161)	20,504
Other	8,106	1,170

Net Cash Provided by Operating Activities	110,592	114,445

Cash Provided by (Used for) Investing Activities:
Purchases of property, plant, and equipment	(21,407)	(21,897)
Proceeds from sale of property, plant, and equipment	133	108
Acquisition of business	(3,500)	—

Net Cash Used for Investing Activities	(24,774)	(21,789)

Cash Provided by (Used for) Financing Activities:
Repayments of long-term debt	(6)	—
Employee stock purchase plan issuances	410	603
Stock options exercised	3,434	24,759
Repurchases of common stock	(136,139)	(29,958)
Excess tax benefits from share-based payments	4,696	14,265
Dividend received from Zep Inc.	58,379	—
Dividends paid	(17,132)	(19,679)

Net Cash Used for Financing Activities	(86,358)	(10,010)

Cash flows from Discontinued Operations:
Net Cash Provided by Operating Activities	274	12,319
Net Cash Used for Investing Activities	(410)	(2,758)
Net Cash Provided by (Used for) Financing Activities	970	(332)

Net Cash Provided by Discontinued Operations	834	9,229

Effect of Exchange Rate Changes on Cash	2,346	1,207

Net Change in Cash and Cash Equivalents	2,640	93,082
Cash and Cash Equivalents at Beginning of Period	213,674	80,520

Cash and Cash Equivalents at End of Period	$216,314	$173,602

Supplemental Cash Flow Information:
Income taxes paid during the period	$64,174	$33,202
Interest paid during the period	$28,115	$27,520

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ACUITY BRANDS, INC.

GAAP to Non-GAAP Reconciliation (Unaudited)

The table below reconciles certain GAAP measures to the corresponding non-GAAP measures, which exclude the gain realized in the settlement of a long-standing commercial dispute in fiscal year 2007. The Company believes these non-GAAP measures provide greater comparability and enhanced visibility into the improvements realized.

(In thousands)	Three Months Ended May 31,		Change	Percent Change
	2008	2007
Operating Profit	$71,704	$59,684	$12,020	20%
Percent of net sales	14.0%	11.9%	2.1 pts
Less: Settlement gain	—	(6,605)	6,605

Adjusted Operating Profit	$71,704	$53,079	$18,625	35%
Percent of net sales	14.0%	10.6%	3.4 pts

Income from Continuing Operations	$41,658	$34,314	$7,344	21%
Less: Settlement gain, net of tax	—	(4,293)	4,293

Adjusted Income from Continuing Operations	$41,658	$30,021	$11,637	39%

Diluted Earnings Per Share from Continuing Operations	$1.01	$0.78	$0.23	29%
Less: Settlement gain	—	(0.10)	0.10

Adjusted Diluted Earnings Per Share from Continuing Operations	$1.01	$0.68	$0.33	49%